Exhibit 99.1

News Release

Sunoco LP Completes the Acquisition of the Wholesale Fuel Distribution and Terminalling Business from Emerge Energy Services LP

DALLAS, Aug. 31, 2016 -- Sunoco LP (NYSE: SUN) ("Sunoco") announced today the completion of the acquisition of the fuels business (the "Fuels Business") from Emerge Energy Services LP (NYSE: EMES) ("Emerge") for $167.7 million, plus working capital adjustments. The Fuels Business comprises Arlington-based Direct Fuels LLC and Birmingham-based Allied Energy Company LLC, both wholly owned subsidiaries of Emerge, and engages in the processing of transmix and the distribution of refined fuels.

The Fuels Business includes two transmix processing plants with attached refined product terminals located in the Birmingham, Alabama and greater Dallas, Texas metro areas. Combined, the plants can process over 10,000 barrels per day of transmix, and the associated terminals have over 800,000 barrels of storage capacity.

This transaction was funded using amounts available under Sunoco's revolving credit facility and is expected to be immediately accretive to Sunoco with respect to distributable cash flow.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,340 retail fuel sites and convenience stores (including APlus, Stripes, Aloha Island Mart and Tigermarket brands) and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in more than 30 states at approximately 6,900 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns Sunoco's general partner and incentive distribution rights.

Cautionary Statement Relevant to Forward-Looking Information

This press release includes forward-looking statements regarding future events. These forward-looking statements are based on SUN’s current plans and expectations and involve a numbers of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. For a further discussion of these risks and uncertainties, please refer to the “Risk Factors” section of SUN’s most recently filed annual report on Form 10-K and in other filings made by SUN with the Securities and Exchange Commission. While Sunoco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if new information becomes available.

Exhibit 99.1

Investor Contacts

Sunoco LP:

Scott Grischow

Senior Director – Investor Relations and Treasury

(469) 646-1188, scott.grischow@sunoco.com

Patrick Graham

Senior Analyst – Investor Relations and Finance

(469) 646-1328, patrick.graham@sunoco.com

Anne Pearson

Dennard-Lascar Associates

(210) 408-6321, apearson@dennardlascar.com

Media Contact

Sunoco LP:

Jeff Shields

Communications Manager

(215) 977-6056, jeff.shields@sunoco.com

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